Exhibit 10.1

PURCHASE AND SALE AGREEMENT

THIS DOCUMENT IS MORE THAN A RECEIPT FOR MONEY. IT IS INTENDED TO BE A LEGALLY BINDING AGREEMENT. READ IT CAREFULLY.

This Purchase and Sale Agreement (the “Agreement”) is entered into between MJ Holdings, Inc., a Nevada corporation, and/or Assignee (Subject to the Sellers final approval of any Assignee as hereinafter set forth) as “Buyer,” and John T. Jacobs and Teresa D. Jacobs (collectively referred to as “Seller”). Buyer shall deliver to Seller as defined in Paragraph 3 the sum of thirty thousand and no/100th dollars ($30,000.00) in the form of a wire transfer, check or cash as acceptable to Seller payable and delivered directly to Seller within three (3) business days after mutual execution of this Agreement. This sum is a non-refundable deposit (“Deposit”) to be applied to the purchase price of that certain real and personal property (collectively referred to as the “Property”) located in the City of Amargosa, County of Nye, State of Nevada, and more particularly described as follows:

4295 Hwy. 373

Amargosa, Nevada 89020

(APN: 019-421-10; 019-421-11) Water Rights Permit Numbers # 81588 and #66395

Seventeen (17) mobile home trailers

Personal Property transferred with this sale shall be referenced on Exhibit “1” attached, which Exhibit is to be supplied by Seller within 5 business days after the Effective Date of this Agreement.

TERMS AND CONDITIONS

Seller agrees to sell the Property, and Buyer agrees to purchase the Property, on the following terms and conditions:

1.	PURCHASE PRICE: The purchase price for the Property is six hundred thousand and no/100th dollars ($600,000.00). Buyer’s Deposit shall be delivered to Seller within three (3) business days from the Effective date of this Agreement, as provided in Paragraph 3 below. The balance of the purchase price shall be payable at close of escrow pursuant to the terms stated below.

2.	DOWN PAYMENT: At closing, Buyer shall make a cash down payment of three hundred fifty thousand and no/100th dollars ($350,000.00), which amount, less the Deposit sum paid shall be deposited with escrow no less than one business day prior to the Closing Date.

3.	ESCROW: Within one (1) business day after the Effective Date (as defined in Paragraph 27 below) Buyer shall open escrow with Fidelity National Commercial (Escrow Number 420-43206) (the “Escrow Holder”) by the deposit of a copy of this Agreement with the Escrow Holder. Seller and Buyer agree to prepare and execute such escrow instructions as may be necessary and appropriate to close the transaction. Should said instructions fail to be executed as required, Escrow Holder shall and is hereby directed to close escrow pursuant to the terms and conditions of this Agreement. Close of escrow (or the “Closing Date”, which shall mean the date on which the deed transferring title is recorded) shall occur on or before twenty (20) days after the expiration of the Buyers Contingency Period. Escrow fees shall be paid by Buyer. County transfer taxes shall be paid by Buyer. All other closing costs shall be paid as follows as customary in the state of Nevada.

4.	PRORATIONS: Real property taxes, premiums on insurance acceptable to Buyer, and any other expenses of the Property shall be prorated as of the Closing Date. Security deposits, advance rentals, and the amount of rents received by Seller but applicable to the period after the Closing Date shall be credited to Buyer. Buyer assumes all obligations of the security deposits received and shall indemnify, defend and hold Seller harmless for any claim related to same or the leases with tenants on the Property, which claims accrue after the Closing Date. Buyer shall be assigned and assume the tenant leases with an assignment of leases document at the Closing. Buyer acknowledges that Seller owns or controls three propane gas tanks located on the Property which shall be removed by Seller prior to the Closing Date. Seller is entitled to payment at closing for any remaining propane gas in tanks located on the property that has not been otherwise paid for by the tenants. Buyer shall cause all utilities to be transferred in its name no later than the Closing Date.

5.	TITLE: Within five (5) calendar days after the Effective Date of this Agreement, Buyer shall procure a preliminary title report issued by Fidelity National Title (the “Title Company”) on the Property. Within five (5) calendar days following receipt thereof, Buyer shall either approve in writing the exceptions contained in said title report or specify in writing any exceptions to which Buyer reasonably objects. If Buyer objects to any exceptions, Seller shall, within five (5) calendar days after receipt of Buyer’s objections, deliver to Buyer written notice that either (i) Seller will, at Seller’s expense, attempt to remove the exception(s) to which Buyer has objected before the Closing Date or (ii) Seller is unwilling or unable to eliminate said exception(s). If Seller fails to so notify Buyer or is unwilling or unable to remove any such exception by the Closing Date, Buyer may elect to terminate this Agreement and forfeit the entire Deposit previously paid to Seller, in which event Buyer and Seller shall have no further obligations under this Agreement; or, alternatively, Buyer may waive its objections and elect to purchase the Property subject to such exception(s).

Seller shall convey by grant deed to Buyer (or to such other person or entity as Buyer may specify) marketable fee title subject only to the exceptions approved by Buyer in accordance with this Agreement. Title shall be insured by a standard American Land Title Association policy of title insurance issued by the Title Company in the amount of the purchase price with premium paid by Buyer.

6.	FINANCING OF THE BALANCE OF THE PURCHASE PRICE:

6.1 SELLER CARRIES BACK FIRST: The balance of the purchase price shall be paid as follows: The balance of the purchase price in the amount of two hundred fifty thousand and no/100ths dollars ($250,000.00) shall be evidenced by Buyer’s delivery to escrow of a promissory note secured by a first deed of trust to be executed by Buyer in favor of Seller and delivered to escrow and recorded prior to the Closing Date. Said note shall bear interest at the rate of six and one half percent (6.50%) per year, fixed rate, with a ten percent (10%) default rate per annum, and shall be payable as follows: principal and interest installments of two thousand one hundred seventy seven dollars and 77/100th’s ($2177.77), payable on the first day of every month, commencing thirty days from the close of escrow and continuing on the same day of each consecutive month thereafter, until one year from the Closing Date, upon or before such date the Buyer/Payor shall pay a principal reduction payment of fifty thousand and no/100th’s ($50,000.00). Upon the principal reduction, the payments under the note shall be re-amortized as per the same terms hereinabove (15-year amortization, 6.5%, principal and interest monthly installments on the remaining balance). On or before the second anniversary of the closing Buyer/Payor shall make an additional principal reduction payment of fifty thousand and no/100th’s ($50,000.00). Upon the principal reduction, the payments under the note shall be re-amortized as per the same terms hereinabove (i.e. 15-year amortization, 6.5%, principal and interest monthly installments on the remaining balance) and shall continue on the same day of each month thereafter until three (3) years from the close of escrow at which time the entirety of any accrued interest and the principal balance shall be all due and payable. In the event that an installment or principal reduction is not paid within 10 days of its due date, Buyer shall pay a fee of five percent (5%) of the payment due. Said form of Promissory Note incorporating the foregoing terms shall be reasonably acceptable to Seller and its counsel.

Said note may be prepaid, either principal and/or interest, at any time, and from time to time, in whole or in part, without premium, notice, or penalty. The deed of trust shall contain a “Due on Sale Provision” and “Due on Encumbrance” clauses (restricting transfer of the Property and further restricting any further liens being recorded against the Property). The Note shall be secured by a First Deed of Trust and shall be on standard title company forms, with Seller receiving a policy of title insurance in first lien position, the premiums for which shall be paid by Buyer at the closing. For its casualty policies, Buyer shall obtain a loss payee endorsement in favor of Seller, providing that in the event of a loss, the proceeds of the policy will be payable to Seller, until the Note is paid in full.

7.	PROPERTY PURCHASED “AS-IS” WITH ALL FAULTS. The possession of the Property shall be delivered to Buyer at closing “AS IS” and “WITH ALL FAULTS.” Other than as expressly provided in this Agreement, Seller does not make any representations, warranties, or covenants of any kind or character whatsoever, whether express or implied, with respect to the environmental soundness, acceptability, and suitability of the Property for Buyer’s intended use of such Property; the square footage of the Property; the boundaries to the Property, the quality or condition of the Property conveyed to Buyer; water rights and use; the presence of pests or vermin; the suitability of the Property for any and all activities and uses which Buyer may conduct thereon; compliance by Seller and/or the Property with any laws, rules, ordinances, or regulations of any applicable governmental authority; or the habitability, merchantability, or fitness of the Property for a particular purpose.

Buyer is advised and admonished by Seller to conduct, and has the right to conduct, at its own cost, risk, and liability, its own environmental inspection, studies, and non-destructive tests concerning the Property, as Buyer reasonably deems necessary, including such studies as Buyer deems necessary to determine the environmental soundness and suitability of the Property for Buyer’s intended use. The studies are invited by Seller so that Buyer can fully learn all material facts about the Property and the improvements, if any, located thereon, about the history and the makeup of the Property, and so Buyer can fully satisfy itself as to the environmental soundness, acceptability, and suitability of the Property for Buyer’s intended use of the Property.

Buyer acknowledges that if the studies as provided by the reputable consultants indicate the presence of an adverse condition pertaining to any asbestos, underground storage tanks, and other environmentally hazardous materials, as same are defined under the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), and/or the underground storage tank regulations as per 40 C.F.R. Section 280.10 and 280.12, or any other environmental problems or other problems with the condition of the Property, Buyer has the right to terminate this Agreement by written notice to Seller, provided such termination is given within the Due Diligence Period (defined below). Buyer also acknowledges that if Buyer does not terminate this Agreement based on the studies and investigations during the Due Diligence period, Buyer accepts all liability, as between Seller and Buyer, for the condition of the Property, including the presence or possibility of environmentally hazardous material located on, about, or under the Property. Buyer hereby agrees to indemnify, defend, and hold harmless Seller, its employees, agents, heirs, and assigns, from and against any and all damage, claim, liability or loss, including reasonable attorneys fees and other fees arising out of or in any way connected to such condition, if any.

Buyer agrees that it is relying solely on its own investigations, examinations and inspections in making the decision to purchase the Property. Buyer will require all persons or firms assisting Buyer in the Studies to make their reports in writing. At closing, Buyer shall furnish copies of all reports of the studies (if any) to Seller.

Buyer acknowledges that Seller has disclosed a boundary discrepancy between the Property and the adjoining land owned by the United States Department of the Interior, Bureau of Land Management (the “BLM”) , which includes part of the sewer ponds and lift station that are located on BLM land and that said discrepancy will need to be remedied and resolved by Buyer.

To the maximum extent permitted by law, Buyer is purchasing the Property in its AS IS condition WITH ALL FAULTS and specifically and expressly without any warranties, representations, or guaranties of any kind, oral or written, express or implied, concerning the Property or this Agreement, from or behalf of Seller.

Seller has not, does not, and will not make any representations or warranties with regard to compliance with any environmental protection, pollution, or land use laws, rules, regulations, orders or requirements including but not limited to those pertaining to the handling, generating, treating, storing, or disposing of any hazardous waste or substance. The provisions of this Section shall survive the close of escrow.

Seller’s Initials JJ/TJ

8.	INSPECTION CONTINGENCY:

8.1 BOOKS AND RECORDS: Seller agrees to provide Buyer, within Sellers possession, with items a. through d. listed below within five (5) calendar days following the Effective Date:

a.	Buyer acknowledges receipt of all rental agreements, leases, rent rolls, deposits and prepaid rent schedules, service contracts, insurance policies, latest tax bill(s) and other written agreements or notices which affect the Property.

b.	The operating statements of the Property for the last twenty-four (24) calendar months immediately preceding the Effective Date hereof.

c.	A written inventory of all items of Personal Property to be conveyed to Buyer at close of escrow to be attached as Exhibit “1” hereto.

d.	The following items, if readily available to Seller: building and site plans, if any.

8.1 DUE DILIGENCE. Buyer shall acknowledge receipt of these items in writing (via e-mail shall be acceptable). Buyer shall have twenty-one (21) calendar days following the Effective Date thereof (the “Due Diligence Period” or “DDP”) to (i) review and approve in writing each of these items, (ii) and conduct any studies it deems necessary in accordance with Section 7 above, (c) investigate State and local laws to determine whether the Property must be brought into compliance with minimum energy conservation or safety standards or similar retrofit requirements as a condition of sale or transfer and the cost thereof (if approved by Buyer, Buyer shall comply with and pay for these requirements), and (d) any other investigation it deems necessary to investigate the Property. If Buyer fails to approve of the foregoing in writing to the Seller and escrow within the DDP, this Agreement shall be rendered null and void and Buyer and Seller shall have no further obligations hereunder, and the Seller shall retain the Deposit as consideration for Buyer’s review of the Property. Buyer understands and acknowledges that the Deposit is non-refundable, even where Buyer does not approve of the Property and terminates this Agreement.

Buyer hereby agrees to indemnify, defend, protect and hold harmless Seller and its members, managers, agents, employees and officers of and from any claims, liens, damages and expenses (including attorneys’ fees) arising from or in connection with such entry on the Property by Buyer or its agents. The provisions of this Section 8.1 shall survive the Closing Date or termination of this Agreement.

Prior to any entry by Buyer or any person at Buyer’s request coming onto the Property for the Inspections, Buyer shall provide to Seller evidence satisfactory to Seller that Buyer and any contractor retained by Buyer has in force commercial general liability and worker’s compensation insurance with a coverage limit of not less than One Million Dollars ($1,000,000.00), with the commercial general liability policy naming Seller as an additional insured and protecting Seller against any and all liability, claims, demands, damages and costs (including but not limited to attorneys’ fees and expenses) which may occur as a result of any activity of Buyer, Buyer Representatives or Buyer’s contractors on the Property. Buyer shall indemnify, defend and hold Seller harmless for any damage or claims of Seller or third parties related to Buyer’s activities on the Property. The foregoing shall not limit, or release Buyer’s indemnification obligations contained above.

9.	LEASED PROPERTY PRORATIONS: Rents actually collected (prior to closing) will be prorated as of the Closing Date and rent collected thereafter applied first to rental payments then owed the Buyer and their remainder paid to the Seller. All free rent due any tenant at the close of escrow for rental periods after the closing shall be a credit against the Purchase Price. Other income and expenses shall be prorated as follows: N/A.

10.	PERSONAL PROPERTY: Title to any personal property to be conveyed to Buyer in connection with the sale of the Property shall be conveyed to Buyer by Bill of Sale on the Closing Date free and clear of all encumbrances (except those approved by Buyer as provided above). The price of these items shall be included in the Purchase Price for the Property, and Buyer agrees to accept all such personal property in “as is” condition. Buyer and Seller agree that this is inclusive of all trailers and/or mobile homes listed on Appendix A attached hereto and made a part hereof. Trailer titles shall be endorsed and delivered to escrow prior to the Closing Date.

11.	RISK OF LOSS: Risk of loss to the Property shall be borne by Seller until title has been conveyed to Buyer. In the event that the improvements on the Property are destroyed or materially damaged (agreed to be damage in excess of $50,000) between the Effective Date of this Agreement and the date title is conveyed to Buyer, Buyer shall have the option of demanding and receiving back the entire Deposit and being released from all obligations hereunder, or alternatively, taking such improvements as Seller can deliver and being assigned any insurance proceeds payable to Buyer attributable to any such loss. Upon Buyer’s physical inspection and approval of the Property, Seller shall maintain the Property through close of escrow in the same condition and repair as approved, reasonable wear and tear excepted.

12.	POSSESSION: Possession of the Property shall be delivered to Buyer on the Closing Date.

13.	LIQUIDATED DAMAGES: By placing their initials immediately below, Buyer and Seller agree that it would be impracticable or extremely difficult to fix actual damages in the event of a default by Buyer, that the amount of Buyer’s Deposit hereunder (as same may be increased by the terms hereof) is the parities’ reasonable estimate of Seller’s damages in the event of Buyer’s default, and that upon Buyer’s default in its purchase obligations under this agreement, not caused by any breach by Seller, Seller shall be released from its obligations to sell the Property and shall retain Buyer’s Deposit (as same may be increased by the terms hereof) as liquidated damages, which shall be Seller’s sole and exclusive remedy in law or at equity for Buyer’s default.

Buyer’s Initials PB__ Seller’s Initials_JJ/TJ

14.	SELLER EXCHANGE: Buyer agrees to cooperate should Seller elect to sell the Property as part of a like-kind exchange under IRC Section 1031. Seller’s contemplated exchange shall not impose upon Buyer any additional liability or financial obligation, and Seller agrees to hold Buyer harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Seller’s ability to acquire a suitable exchange property or effectuate an exchange. In the event any exchange contemplated by Seller should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

15.	BUYER EXCHANGE: Seller agrees to cooperate should Buyer elect to purchase the Property as part of a like-kind exchange under IRC Section 1031. Buyer’s contemplated exchange shall not impose upon Seller any additional liability or financial obligation, and Buyer agrees to hold Seller harmless from any liability that might arise from such exchange. This Agreement is not subject to or contingent upon Buyer’s ability to dispose of its exchange property or effectuate an exchange. In the event any exchange contemplated by Buyer should fail to occur, for whatever reason, the sale of the Property shall nonetheless be consummated as provided herein.

16.	MOLD/ALLERGEN ADVISORY AND DISCLOSURE: Buyer is advised of the possible presence within properties of toxic (or otherwise illness-causing) molds, fungi, spores, pollens and/or other botanical substances and/or allergens (e.g. dust, pet dander, insect material, etc.). These substances may be either visible or invisible, may adhere to walls and other accessible and inaccessible surfaces, may be embedded in carpets or other fabrics, may become airborne, and may be mistaken for other household substances and conditions. Exposure carries the potential of possible health consequences. Agent strongly recommends that Buyer contact the State Department of Health Services for further information on this topic.

Buyer is advised to consider engaging the services of an environmental or industrial hygienist (or similar, qualified professional) to inspect and test for the presence of harmful mold, fungi, and botanical allergens and substances as part of Buyer’s physical condition inspection of the Property, and Buyer is further advised to obtain from such qualified professionals information regarding the level of health-related risk involved, if any, and the advisability and feasibility of eradication and abatement, if any. Notwithstanding the foregoing, Buyer is accepting the Property in its “AS-IS” condition as reflected in Section 7 above.

17.	SUCCESSORS & ASSIGNS: This Agreement and any addenda hereto shall be binding upon and inure to the benefit of the heirs, successors, agents, representatives and assigns of the parties hereto. This Agreement may be assigned, but only to a party who or which is controlled by the principals of the Buyer listed above. Upon any assignment, Buyer shall provide organizational documentation establishing the nexus between Buyer and any assignee.

18.	ATTORNEYS’ FEES: In any litigation, arbitration or other legal proceeding which may arise between any of the parties hereto, including Agent, the prevailing party shall be entitled to recover its costs, including costs of arbitration, and reasonable attorneys’ fees in addition to any other relief to which such party may be entitled.

19.	TIME: Time is of the essence of this Agreement.

20.	NOTICES: All notices required or permitted hereunder shall be given to the parties in writing (with a copy to Agent) at their respective addresses as set forth below. Should the date upon which any act required to be performed by this Agreement fall on a Saturday, Sunday or holiday, the time for performance shall be extended to the next business day.

21.	FOREIGN INVESTOR DISCLOSURE: Seller and Buyer agree to execute and deliver any instrument, affidavit or statement, and to perform any act reasonably necessary to carry out the provisions of this Foreign Investment in Real Property Tax Act and regulations promulgated thereunder.

22.	ADDENDA: Any addendum attached hereto and either signed or initialed by the parties shall be deemed a part hereof. This Agreement, including addenda, if any, expresses the entire agreement of the parties and supersedes any and all previous agreements between the parties with regard to the Property. There are no other understandings, oral or written, which in any way alter or enlarge its terms, and there are no warranties or representations of any nature whatsoever, either express or implied, except as set forth herein. Any future modification of this Agreement will be effective only if it is in writing and signed by the party to be charged.

23.	ACCEPTANCE AND EFFECTIVE DATE: Buyer’s signature hereon constitutes an offer to Seller to purchase the Property on the terms and conditions set forth herein. Unless acceptance hereof is made by Seller’s execution of this Agreement and delivery of a fully executed copy to Buyer, either in person or by mail at the address shown below, on or before January 25, 2019, this offer shall be null and void, and neither Seller nor Buyer shall have any further rights or obligations hereunder. Delivery shall be effective upon personal delivery to Buyer or Buyer’s agent or, if by mail, on the next business day following the date of postmark. The “Effective Date” of this Agreement shall be the later of (a) the date on which Seller executes this Agreement, or (b) the date of or written acceptance (by either Buyer or Seller) of the final counter-offer submitted by the other party. Parties may consent in writing (via e-mail) to notices being received by e-mail.

24.	GOVERNING LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

25.	OTHER TERMS AND CONDITIONS:

Paragraph 6.1 above (Seller Carries Back First):

Buyer/Payor under the terms of the note described herein, shall pay a principal sum (balloon) payment in the amount of fifty thousand and no/100th’s ($50,000.00) on or before the one-year anniversary of said Note, and Buyer/Payor shall pay a principal sum (balloon) payment in the amount of fifty thousand and no/100th’s ($50,000.00) on or before the second anniversary of said Note.

As additional consideration for Seller carrying back the first mortgage hereunder, Buyer shall cause to be transferred to Seller or their assign, common stock in MJ Holdings, Inc. (“MJNE”) in the amount of $50,000.00 based upon the closing price of MJNE common stock on the day immediately preceding the closing. Seller hereby acknowledges that the stock pledged hereunder shall be “restricted stock” as that term is defined pursuant to Rule 144 of the Securities Act of 1933. Buyer shall cause the certificate of stock in MJNE evidencing the shares with the valuation above no later than two days prior to the Closing Date. Such delivery to escrow shall be a condition to the closing.

Water Rights:

Reference is made herein to certain “Water Rights” evidenced by Permit Numbers # 81588 and #66395, consisting of a collective and approximate 71 acre feet. Said rights are conveyed by deed, which deed and other permits evidencing the Water Rights shall not be transferred to Buyer until such time as all payments of accrued interest and outstanding principal has been fully paid to the Seller under the terms of the Note. As of the Closing Date, Seller grants a license to Buyer for use of the Water Rights to service the Property, which license may be revoked after written notice for any default under the Note, or any act or neglect of Buyer which affects or impairs the Water Rights interests of Seller. As for the transfer of the Water Rights, Buyer shall be responsible for the administration of transfer, inclusive of any costs therefor, and Seller shall be required to cooperate in the execution of any transfer documents. Buyer accepts the water quality and the water distribution system on an as-is basis. Buyer shall indemnify, defend and hold Seller harmless for any post-closing claims arising from the use of the water and systems distributing same. Buyer assumes all repair, maintenance and replacement requirements (when needed) the water systems on the Property and implement, provide for and bear any costs for any water quality correction, if any is required by the water quality authorities. Further, Buyer shall cooperate with Seller in the administration of the water permits on file with the State of Nevada Engineer’s Office and provide for the costs therefor pending transfer of the Water Rights to Buyer. The foregoing license in Buyer’s favor may not be assigned to any other party. This clause shall survive the closing.

Easement:

Seller has installed a 2” water line running from APN; 019-441-03 (“Lot 3”) running easterly through the southerly ten feet of APN 019-421-011 (“Lot 11”), and exiting Lot 11 at the north boundary of the adjoining APN: 019-451-03 (“Lot 3A”). On or prior to the Closing Date, Seller may record an easement for line placement, access, service and maintenance within the southerly 10 feet of Lot 11. Said easement may either be recorded by Seller prior to the Closing Date, or the parties may arrange for recording after the Closing Date. In the event that said easement is not recorded by the Closing Date, Buyer agrees to grant such easement and record same after the Closing Date. Said easement shall run with the land and be granted in favor of the lot 3 and 3A owners and their successors and assigns. Said easement shall be a permitted exception to the title of Lot 11.

Removal of Personal Property:

Seller shall have 45 days from the Closing Date in which to remove all personal or other property belonging to Seller not otherwise included in the sale of the real property from the Community Center, Pool Changing Room, Compound Area, Office and related areas and Space 14 of the Storage Building, and all other personal property not listed on Exhibit “1” to be attached.

THE PARTIES ARE ADVISED TO CONSULT THEIR RESPECTIVE ATTORNEYS WITH REGARD TO THE LEGAL EFFECT AND VALIDITY OF THIS PURCHASE AGREEMENT.

The undersigned Buyer hereby offers and agrees to purchase the above described Property for the price and upon the terms and conditions herein stated.

This offer is made by Buyer to Seller on this 31st day of January, 2019.

BUYER:

MJ HOLDINGS, INC.,
a Nevada corporation,

By:	/s/ Paris Balaouras
Paris Balaouras, CEO

Accepted: January 31, 2019

SELLERS:

By:	/s/ John T. Jacobs
John T. Jacobs

By:	/s/ Teresa D. Jacobs
Teresa D. Jacobs